Exhibit 10.30

March 12, 2019

Kermit Crawford

Re:                             Separation of Employment

Dear Mr. Crawford:

This letter agreement (this “Agreement”) confirms our understanding and agreement with respect to your separation of employment with Rite Aid Corporation (the “Company,” and together with you, the “Parties”). Capitalized terms not otherwise defined herein will have the meanings attributed to them in your employment agreement with the Company, dated as of September 27, 2017 (the “Employment Agreement”).

1.                                      Separation of Employment. Your last day of employment with the Company is March 12, 2019 (the “Separation Date”). You are hereby separated from all positions you hold with the Company and its subsidiaries, including as President & Chief Operating Officer, effective as of the Separation Date, and agree to execute any additional documents required by the Company to effectuate such resignations. Following the Separation Date, you agree that you will not represent yourself to be associated in any capacity with the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”).

2.                                      Payments and Benefits.

(a)                                 Whether or not this Agreement becomes effective pursuant to its terms, the Company will pay you the Accrued Benefits set forth on Appendix A hereto, less all applicable withholdings and deductions.

(b)                                 Provided that this Agreement becomes effective pursuant to its terms, you agree to cooperate with the Company in the event of litigation, and you remain in compliance with this Agreement at all times, the Company will pay you the severance benefits set forth on Appendix A (the “Severance Benefits”), less all applicable withholdings and deductions, in the form set forth on Appendix A commencing within five (5) business days of the Release Effective Date (as defined in Section 5(c) below).

(c)                                  The Parties agree that the separation of your employment with the Company is made as part of a group termination and, therefore, that the separation of your employment from the Company is not a Termination by the Company for Cause or by Executive without Good Reason as defined in Paragraph 5.2 of the Employment Agreement and also is not a Termination by the Company Other Than for Cause or by Executive for Good Reason as defined in Paragraph 5.3 of the Employment Agreement. The Parties further agree that Paragraphs 5.2 and 5.3 of the Employment Agreement are superseded by this Agreement and acknowledge and agree that this Agreement satisfies the requirements for amending the Employment Agreement set forth in Paragraph 13.4 of the Employment Agreement.

(d)                                 The Company agrees to provide you with draft language for any press releases regarding your separation from the Company and give you an opportunity to provide comments before making them public.

3.                                      Release.

(a)                                 You hereby release, discharge and forever acquit the Company, and its affiliates and subsidiaries and each of their past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company Parties”), from liability for, and hereby waive, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which you or your heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which you sign this Agreement including, but not limited to (A) any such Claims relating in any way to your employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and you, including, without limitation, the Employment Agreement, any claim that you are entitled to any compensation or benefits under the Employment Agreement including but not limited to the compensation and benefits described in Paragraph 5.2 or Paragraph 5.3 of the Employment Agreement, and any incentive compensation plan or equity plan with any Company Party; provided, however, that nothing in this release will release or impair any rights that cannot be waived under applicable law or rights under Section 2 of this Agreement (the “Excluded Claims”).

(b)                                 You further acknowledge and agree that, except with respect to the Excluded Claims and the payments and benefits set forth on Appendix A, the Company Parties have fully satisfied any and all obligations whatsoever owed to you arising out of the Employment Agreement and/or your employment with the Company or any other Company Party, and that no further payments or benefits are owed to you by the Company or any other Company Party.

4.                                      Attorney Consultation; Voluntary Agreement.

(a)                                 You acknowledge that (i) the Company has advised you to consult with an attorney of your own choosing before signing this Agreement, (ii) you have been given the opportunity to seek the advice of counsel, (iii) you have carefully read and fully understand all of the provisions of this Agreement, including the release in Section 3 (the “Release”), (iv) the Release specifically applies to any rights or claims you may have against the Company Parties pursuant to the ADEA, (v) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled, including the Severance Benefits, and (vi) you have the full power, capacity and authority to enter into this Agreement.

(b)                                 This Agreement is being offered to you in connection with a group termination. In accordance with 29 C.F.R. § 1625.22, attached hereto as Appendix B is a listing of the ages and job titles of persons who were selected for this termination program and persons in the same decisional unit who were not selected for this termination program.

5.                                      Review and Revocation Period.

(a)                                 You have forty-five (45) days following your receipt of this Agreement to review its terms, including the Release, and to reflect upon them and consider whether you want to sign it, although you may sign it sooner; provided, however, that you may not sign this Agreement prior to the Separation Date. You understand and agree that you may consent to this Agreement, including the Release, by signing and returning this Agreement within the applicable time frame to James Comitale, Senior Vice President & General Counsel, Rite Aid Corporation at 30 Hunter Lane, Camp Hill, PA 17011 or by e-mail at jcomitale@riteaid.com.

(b)                                 You may revoke your consent to, and the effectiveness of, the Release within the seven-day period beginning on the date you execute this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by you and delivered to the Company before 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.

(c)                                  In the event of such revocation by you, the Release shall be of no force or effect, and you will not have any rights and the Company will not have any obligations under Section 2(b) of this Agreement. Provided that you do not revoke your consent to the Release within the Release Revocation Period, the Release shall become effective on the eighth (8th) calendar day after the date upon which you execute this Agreement (the “Release Effective Date”).

6.                                      Restrictive Covenants. You acknowledge and agree that the confidentiality obligations and the restrictive covenants and agreements set forth in Sections 6 and 7 of the Employment Agreement, respectively, and any other written restrictive covenants and confidentiality agreements in effect with the Company, are incorporated herein by reference and fully made a part hereof for all purposes and remain in full force and effect.

7.                                      Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (I) file any document containing the trade secret under seal and (II) do not disclose the trade secret except pursuant to court order. Nothing in this Agreement or any other agreement you have with the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement you have with the Company will prohibit or restrict you from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

8.                                      No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by you or any of the Company Parties. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

9.                                      Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, will be deemed to be an original and both counterparts, taken together, will constitute one and the same Agreement. A faxed or .pdf-ed signature will operate the same as an original signature.

10.                               Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. You may not assign this Agreement, except with respect to the rights provided under Section 2 of this Agreement, which will inure to the benefit of your heirs, executors and administrators.

11.                               Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions will not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

12.                               Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.

13.                               Entire Agreement/No Oral Modifications. This Agreement constitutes the entire agreement between you and any of the Company Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, representations, arrangements or agreements relating thereto, whether written or oral, including but not limited to the Employment Agreement, provided, however, that Sections 6 and 7 of the Employment Agreement shall remain in effect. You represent that in executing this Agreement, you have not relied on any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the dates indicated below.

Rite Aid Corporation		Kermit Crawford

By:
/s/ James J. Comitale		/s/ Kermit Crawford
Name:	James J. Comitale	Kermit Crawford
Title:	SVP, General Counsel & Secretary

		Date:	3/12/2019

Date:
3/12/2019

APPENDIX A

ACCRUED BENEFITS AND SEVERANCE BENEFITS

Provided that you timely execute and do not revoke the Agreement, the Company will pay you:

1.                                      Accrued Benefits consisting of: (a) all amounts of accrued but unpaid Base Salary through the Separation Date; (b) reimbursement for reasonable and necessary expenses incurred by you in accordance with applicable policies through the Separation Date; (c) all accrued and unused vacation and/or sick time in accordance with applicable policies through the Separation Date; and (d) all other vested payments and benefits to which you may otherwise be entitled pursuant to the terms and conditions of the applicable benefit plan or arrangement through the Separation Date.

2.                                      Severance Payment consisting of forgiveness of your obligation to repay five hundred twenty thousand and seventy-three dollars and no cents ($520,073.00), which represents the amount of any Inducement Awards you have received pursuant to paragraph 3.4 of the Employment Agreement; (b) the gross amount of five million dollars and no cents ($5,000,000.00), which will be paid to you through the Company’s normal payroll processing, less required withholdings and other customary payroll deductions, over the course of a two year period commencing on the first regular payroll date following your Effective Date; and (c) your earned performance bonus for fiscal year 2019, without reduction for individual performance, which shall be paid at the same time as bonuses are paid to active employees.

APPENDIX B

This disclosure is being provided to you pursuant to the requirements of the Older Workers Benefit Protection Act of 1990.

1.                                      The decisional unit from which selections were made for employee layoffs was composed of the senior vice presidents and above of Rite Aid Corporation (the “Decisional Unit”).

2.                                      Employees in the Decisional Unit who were selected for termination of employment are eligible for severance in consideration for signing a general release (the “Agreement”).

3.                                      All employees who are eligible for severance in consideration for signing the Agreement have at forty-five (45) calendar days to consider the terms of the Agreement. Once an employee signs the Agreement, such employee has seven (7) calendar days to revoke his or her consent to the Agreement.

4.                                      The following is a listing, as of March 12, 2019, of the job title and ages of all employees in the Decisional Unit, indicating which employees were selected for termination of employment and offered the opportunity to sign the Agreement.

Job Title	Age	Selected For Termination of Employment
Chief Executive Officer	56.1	Yes
President / Chief Operations Officer	59.5	Yes
Senior EVP, Chief Financial Officer	59.2	Yes
Chief Operations Officer, Rite Aid Stores	45.9	No
EVP, Field Store Operations	56.9	Yes
EVP, Pharmacy	49.1	No
EVP, Marketing	59.7	Yes
SVP, Category Management	57.1	No
SVP, CAO Treasurer	49.5	No
SVP, General Counsel	54.7	No
SVP, HR/Chief Human Resources Officer	60.2	Yes
SVP, RX Regulatory Affairs	63	Yes

Job Title	Age	Selected For Termination of Employment
SVP, Business Integration	58	No
SVP, Supply Chain (Carl Jackson)	56.8	No
SVP, Store Development	54.9	No
SVP, Corporate Communications / Public Relations	66.7	Yes
SVP, IS/CIO	38.3	No
SVP, Div Field South	58.8	No
SVP, Field Div 3	69.8	No
SVP, Div Field West	42.2	No